Exhibit 99.3

News Release  |    Feb. 10, 2021

Wells Fargo & Company Announces Full Redemption of its Series I Preferred Stock and the 5.80% Fixed-to-Floating Rate Normal Wachovia Income Trust Securities of Wachovia Capital Trust III

SAN FRANCISCO – Feb. 10, 2021 – Wells Fargo & Company (NYSE: WFC) today announced that on March 15, 2021, Wachovia Capital Trust III (the “Trust”) will redeem all 2,500,000 of its 5.80% Fixed-to-Floating Rate Normal Wachovia Income Trust Securities, fully and unconditionally guaranteed (the “Guarantee”) by Wells Fargo & Company (the “Normal WITS”) (NYSE: WFC /TP). The Normal WITS are mandatorily redeemable on such date as a result of the redemption by Wells Fargo & Company of its Class A Preferred Stock, Series I (the “Series I Preferred Shares”), held by U.S. Bank National Association as Property Trustee of the Trust. The redemption price will be equal to $1,000.00 per Normal WITS. After giving effect to the redemptions, no Normal WITS or Series I Preferred Shares will remain outstanding. The Guarantee will also terminate upon redemption of the Normal WITS.

Because the redemption date is also a distribution date for the Normal WITS, the redemption price does not include the distribution payable on such date. This distribution will be paid separately in the customary manner on March 15, 2021, to the holders of record on Feb. 28, 2021.

All regulatory requirements relating to the redemption of the Series I Preferred Shares and the Normal WITS have been satisfied by Wells Fargo & Company. Payment of the redemption price for the Normal WITS will be sent to holders by U.S. Bank National Association, as Property Trustee of the Trust, on the redemption date.

About Wells Fargo

Wells Fargo & Company is a leading financial services company that has approximately $1.9 trillion in assets and proudly serves one in three U.S. households and more than 10% of all middle market companies in the U.S. We provide a diversified set of banking, investment, and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking and Wealth, and Investment Management. Wells Fargo ranked No. 30 on Fortune’s 2020 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy.

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Contact Information

Media

Ancel Martinez, 415-222-3858

ancel.martinez@wellsfargo.com

Investor Relations

John Campbell, 415-396-0523

john.m.campbell@wellsfargo.com

News Release Category: WF-(CF)

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2        Feb. 10, 2021    |     News Release